UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 1, 2014

TRUEBLUE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction
of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)
(253) 383-9101
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 1, 2014, TrueBlue, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Staffing Solutions Holdings, Inc., a Delaware corporation (“Seaton”), and its equity holders (collectively, the “Sellers”), whereby the Company has agreed to acquire all of the outstanding equity interests of Seaton.
Chicago-based Seaton provides outsourcing solutions, such as high-volume employee recruitment, managed services provider and strategic outsourced workforce management, through its PeopleScout, HRX, Staff Management|SMX, and StudentScout brands. Its clients include many of the world’s most recognizable brands in a broad range of industries such as airline, financial services, retail, manufacturing, and transportation.
The cash purchase price is $310 million, subject to certain working capital and other adjustments. The Purchase Agreement contains customary terms and conditions contained in agreements of this type, including representations and warranties by both parties and customary and reciprocal indemnification provisions and pre-closing covenants. The transaction is expected to close early in the third quarter of 2014 following required regulatory review, and is subject to customary conditions to closing.

To fund a portion of the purchase price, on May 30, 2014 the Company entered into a Commitment Letter with Bank of America, N.A., Wells Fargo Bank, N.A., PNC Bank, National Association, and PNC Capital Markets LLC, for a secured revolving credit facility of up to a maximum of $300 million (the “Revolving Credit Facility”).  The Company expects to enter into the Revolving Credit Facility concurrently with the closing of the transaction. The Revolving Credit Facility would mature five years from closing and provides for the following:

•
Borrowing Base. The amount the Company can borrow under the Revolving Credit Facility is calculated according to a formula that is based upon the sum of (a) 90% of eligible billed receivables, plus (b) the lesser of (i) 85% of eligible unbilled accounts receivable and (ii) 15% of eligible receivables, plus (c) the lesser of (i) 75% of appraised fair market value of Eligible Real Property and (ii) $20 million; minus (d) certain reserves, including a reserve for temporary worker payroll.

•
Accordion. The Revolving Credit Facility will contain an accordion feature which, subject to lender approval, provides the Company with the option to increase the total amount of the facility up to $400 million.

•
Loan fees and interest. Under the terms of the Revolving Credit Facility, the Company pays a variable rate of interest on the outstanding principal balance, a fee on outstanding letters-of-credit and an unused commitment fee.  These rates are based on LIBOR or the Base Rate, plus an applicable spread based on Excess Liquidity as a percentage of the total commitments, as set forth below:

Excess Liquidity as a percentage of the Total Commitments	Base Rate Revolving Loans	LIBOR Revolving Loans	Letters of Credit
Greater than 75%*	.25%	1.25%	1.25%
Greater than 50% to 75%	.50%	1.50%	1.50%
Greater than 25% to 50%	.75%	1.75%	1.75%
Equal to or less than 25%	1.00%	2.00%	2.00%

* Top tier pricing is available only if the Company achieves a Funded Debt to Consolidated EBITDA ratio (as shall be defined in the amended and restated credit agreement for the Revolving Credit Facility) of less than 1.5:1.0.

“Excess Liquidity,” is the amount equal to (i) unused borrowing capacity under the Revolving Credit Facility plus (ii) certain unrestricted cash and cash equivalents.

An unused commitment fee rate of (i) 0.375% when utilization is less than 25%, or (ii) 0.25% when utilization is greater than or equal to 25%, is also applied against the unused portion of the Revolving Credit Facility. Under the terms of the Revolving Credit Facility, letters-of-credit are priced at the margin in effect for LIBOR loans plus a fronting fee of 0.125%.

•
Collateral. Obligations under the Revolving Credit Facility will be secured by substantially all of the Company’s and its domestic subsidiaries’ personal property and the Company’s headquarters located in Tacoma, Washington.

The Revolving Credit Facility will be documented, in part, as an amendment and restatement of the Company’s existing Amended and Restated Credit Agreement dated as of September 30, 2011 (as subsequently amended) among the Company, Bank of America, as administrative agent, and the parties thereto as lenders. The Revolving Credit Facility will also replace Seaton’s existing credit facility.

On June 2, 2014, the Company issued a press release announcing the transaction, including the Revolving Credit Facility, which is included as Exhibit 99.1 to this Form 8-K.

Item 7.01.	Regulation FD Disclosure.
In its June 2, 2014 press release announcing the transaction, the Company also announced updated revenue guidance for the second quarter of 2014 of $451 million to $457 million and revised earnings per share guidance of $0.22 to $0.26 per share, which includes $4 million or $0.06 of non-recurring costs related to the acquisition of Seaton. The revised guidance reflects the impact of first quarter 2014 disruptive weather conditions which slowed economic growth and delayed construction and other projects.
Attached to this report as Exhibit 99.1 is a slide presentation (the “Investor Presentation”) related to the transaction and the updated guidance, which will be used in management presentations by the Company beginning on June 2, 2014. The Investor Presentation is also available on the Company's website, www.trueblue.com.
In accordance with General Instruction B.2. of Form 8-K, the information contained above in this Item 7.01 (including the Investor Presentation) shall not be deemed “Filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall the Investor Presentation be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Item 7.01 will not be deemed a determination or an admission as to the materiality of any information in this Item 7.01 that is required to be disclosed solely by Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Company dated June 2, 2014

99.2	Investor Presentation

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date:	June 2, 2014	By:	/S/ DERREK L. GAFFORD
Derrek L. Gafford
Chief Financial Officer and Executive Vice President